Exhibit 1.1

CHENIERE ENERGY PARTNERS, L.P.

$1,000,000,000 5.550% Senior Notes due 2035

PURCHASE AGREEMENT

June 25, 2025

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

CIBC World Markets Corp.

HSBC Securities (USA) Inc.

Santander US Capital Markets LLC

Wells Fargo Securities, LLC

As representatives of the Purchasers (“Representatives”)

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

c/o RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, New York 10281

c/o CIBC World Markets Corp.

300 Madison Avenue, 8th Floor

New York, New York 10017

c/o HSBC Securities (USA) Inc.

66 Hudson Boulevard

New York, New York 10001

c/o Santander US Capital Markets LLC

437 Madison Avenue

New York, New York 10022

c/o Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Ladies and Gentlemen:

1. Introductory. Cheniere Energy Partners, L.P., a Delaware limited partnership (the “Company”), agrees with the initial purchasers named in Schedule A hereto (the “Purchasers”) subject to the terms and conditions stated herein, to issue and sell to the Purchasers in the aggregate $1,000,000,000 principal amount of its 5.550% Senior Notes due 2035 (the “Notes”). The Notes shall be issued under the indenture, dated as of September 18, 2017 (the “Base Indenture”), among the Company, the Guarantors (as defined herein) and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by the tenth supplemental indenture that will be dated as of the Closing Date (as hereinafter defined), relating to the Notes (the “Tenth Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).

The payment of principal, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed in accordance with the guarantee terms set forth in the Indenture by each of the Company’s subsidiaries that from time to time guarantee the Credit and Guaranty Agreement, dated June 23, 2023, among the Company, the subsidiary guarantors party thereto from time to time, the lenders party thereto from time to time and MUFG Bank, Ltd. as administrative agent, as it may be amended, restated, supplemented or otherwise modified from time to time, or as it may be refinanced, replaced, refunded or renewed, which as of the date of this agreement, includes Cheniere Energy Investments, LLC (“Cheniere Energy Investments”), Sabine Pass LNG-GP, LLC (“SPLNG GP”), Sabine Pass LNG, L.P. (“SPLNG”), Sabine Pass Tug Services, LLC (“Sabine Pass Tug Services”), Cheniere Creole Trail Pipeline, L.P. (“CTPL”) and Cheniere Pipeline GP Interests, LLC (“CTPL GP”) (collectively, the “Guarantors”), pursuant to such guarantees (the “Guarantees”). The Notes and the Guarantees attached thereto are herein collectively referred to as the “Securities”.

The holders of the Securities will be entitled to the benefits of a registration rights agreement, dated as of the Closing Date (the “Registration Rights Agreement”), among the Company, the Guarantors and the Purchasers, pursuant to which the Company and the Guarantors agree to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the exchange of registered securities for the Securities or resale of the Securities under the United States Securities Act of 1933, as amended (the “Securities Act”) with terms substantially identical to the Securities (the “Exchange Notes” which, along with the Guarantees related thereto, are herein collectively referred to as the “Exchange Securities”) or, under specified circumstances, a shelf registration statement with respect to the resale of the Notes.

A preliminary offering memorandum, dated June 25, 2025, including the documents incorporated by reference therein (the “Preliminary Offering Memorandum”), relating to the Securities to be offered by the Purchasers, and a final offering memorandum, including the documents incorporated by reference therein (the “Final Offering Memorandum”), disclosing the offering price and other final terms of the Securities and dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement) have been or will be prepared by the Company. “General Disclosure Package” means the Preliminary Offering Memorandum, together with any Issuer Free Writing Communication (as hereinafter defined) as set forth in Schedule B to this Agreement and existing at the Applicable Time (as hereinafter defined) as well as the information in it which is intended for general distribution to prospective investors, including, for the avoidance of doubt, the term sheet listing the final terms of the Securities and their offering, included as Schedule C to this Agreement, which is referred to as the “Terms Communication”. References herein to the Preliminary Offering Memorandum, the General Disclosure Package and the Final Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein and any reference to “amend,” “amendment” or “supplement” with respect to the Preliminary Offering Memorandum or the Final Offering Memorandum shall be deemed to refer to and include any documents filed after such date and incorporated by reference therein.

“Applicable Time” means 4:05 p.m. (Eastern time) on the date of this Agreement. “Free Writing Communication” means a written communication (as such term is defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities and is made by means other than the Preliminary Offering Memorandum or the Final Offering Memorandum. “Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company or the Guarantors, used or referred to by the Company or the Guarantors or containing a description of the final terms of the Securities or of their offering, in the form retained in the Company’s records. “Supplemental Marketing Material” means any Issuer Free Writing Communication specified in Schedule D to this Agreement.

Each of the Company and the Guarantors, jointly and severally, hereby agrees with the Purchasers as follows:

2. Representations and Warranties of the Company and the Guarantors. Each of the Company and the Guarantors, jointly and severally, hereby represents and warrants to, and agrees with, the Purchasers that:

(a) As of its date, the Final Offering Memorandum does not, and as of the Closing Date, the Final Offering Memorandum will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time, the General Disclosure Package does not, and as of the Closing Date the General Disclosure Package will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the time of its use, the Supplemental Marketing Material, when considered together with the General Disclosure Package, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding three sentences do not apply to statements in or omissions from the Preliminary Offering Memorandum or Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

The Company files reports with the Commission pursuant to Section 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each document filed with the Commission and incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, when it became effective or when it was filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents, at the time they were filed with the Commission, included any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement or immediately prior to the execution of this Agreement.

(b) Except for the Supplemental Marketing Material identified in Schedule D hereto and the pricing term sheet in the form of the Terms Communication included in Schedule C hereto, in each case, furnished to the Representatives before first use, the Company has not prepared, used or referred to, and will not, without the prior consent of the Representatives, prepare, use or refer to any Free Writing Communication in connection with the issuance of the Securities.

(c) The Company has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, with limited partnership power and authority to own or lease its properties and conduct its business as described in the General Disclosure Package. The Company is duly qualified to do business as a foreign limited partnership in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the financial condition, business, properties or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”). The Company has the limited partnership power and authority to execute and deliver, and to perform its obligations under, each of this Agreement, the Indenture, the Notes, the Registration Rights Agreement and, if issued, the Exchange Notes.

(d) Cheniere Energy Partners GP, LLC (the “General Partner”) has been duly formed and is validly existing as a limited liability company under the laws of the State of Delaware, with limited liability company power and authority to act as the general partner of the Company. The General Partner is duly qualified to do business as a foreign limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The General Partner is the sole general partner of the Company, with a 2% general partner interest in the Company (the “General Partner Interest”). The General Partner Interest has been duly authorized and is validly issued in accordance with the limited partnership agreement of the Company (as amended to date). The General Partner owns the General Partner Interest free and clear of all liens, encumbrances, equities or claims (except as set forth in its limited partnership agreement).

(e) Each subsidiary of the Company has been duly formed, is validly existing as a limited liability company or partnership, as applicable, in good standing under the laws of the jurisdiction of its formation, has the limited liability company or limited partnership power, as applicable, and authority to own or lease its properties and conduct its business as described in the General Disclosure Package and to enter into and perform its obligations under each of this Agreement, the Indenture, the Guarantees, the Registration Rights Agreement and the Guarantees of the Exchange Notes, as applicable. Each subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; except as otherwise described in the General Disclosure Package, all of the issued limited liability company and limited partnership interests that are owned by the Company, directly or through subsidiaries, of each such subsidiary, have been duly and validly authorized and issued, are fully paid (to the extent required under the applicable partnership agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act), and, to the extent owned directly by the Company, owned free and clear of all liens, encumbrances, equities or claims (“Liens”), other than Liens created, assumed or incurred as will be permitted by the Indenture as described under the caption “Description of Notes—Covenants—Limitations on Liens” in the Final Offering Memorandum (including Permitted Liens (to be defined in the Indenture as described under the caption “Description of Notes—Covenants—Limitations on Liens” in the Final Offering Memorandum)) (such Liens, collectively, “Indenture Permitted Liens”).

(f) This Agreement has been duly authorized, executed and delivered by the Company and each Guarantor.

(g) The Base Indenture has been duly authorized, executed and delivered in accordance with its terms by the Company and each Guarantor and constitutes a valid and legally binding agreement of the Company and each Guarantor, enforceable against the Company and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles. The Tenth Supplemental Indenture has been duly authorized by the Company and each Guarantor and, when duly executed and delivered in accordance with its terms by the Company and the Guarantors, assuming due authorization, execution and delivery thereof in accordance with its terms by the Trustee, will constitute a valid and legally binding agreement of the Company and each Guarantor, enforceable against the Company and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles. The Indenture will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Memorandum.

(h) The Notes on the Closing Date will be in the form contemplated by the Indenture and have been duly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture, and when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered against payment of the purchase price therefor, will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Memorandum, and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles, and will be entitled to the benefits of the Indenture.

(i) The Exchange Notes have been duly authorized by the Company for issuance and sale pursuant to the Indenture and the Registration Rights Agreement and, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and the Registration Rights Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles, and will be entitled to the benefits of the Indenture.

(j) The Guarantees of the Notes on the Closing Date and the Guarantees of the Exchange Notes, if issued, have been duly authorized by the Guarantors for issuance pursuant to this Agreement and the Indenture; when the Notes have been executed and authenticated in the manner provided for in accordance with the provisions of the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees of the Notes will constitute valid and legally binding agreements of the Guarantors; and when the Exchange Notes have been authenticated in the manner provided for in the Indenture and issued and delivered in accordance with the Registration Rights Agreement, the Guarantees of the Exchange Notes will constitute valid and legally binding obligations of the Guarantors, in each case, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles, and will be entitled to the benefits of the Indenture.

(k) The Registration Rights Agreement has been duly authorized by the Company and each Guarantor and, when executed and delivered in accordance with its terms by the Company and the Guarantors and, assuming due authorization, execution and delivery thereof by the other parties thereto, the Registration Rights Agreement will have been duly executed and delivered by the Company and the Guarantors and will constitute a valid and legally binding agreement of the Company and the Guarantors, enforceable against the Company and each Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles.

(l) No consent, approval, authorization, or order of, or registration or filing with, any governmental agency or body or any court is required for the Company’s or the Guarantors’ execution, delivery and performance of any of this Agreement, the Indenture or the Registration Rights Agreement, or the issuance and delivery of the Securities or, if issued, the Exchange Securities, or the consummation of the transactions contemplated hereby and thereby, except (i) such as may be required under applicable state securities laws in connection with the purchase and resale of the Securities by the Purchasers, (ii) those required under the Securities Act in connection with the transactions contemplated by the Registration Rights Agreement and (iii) those that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m) The execution and delivery of this Agreement, the Tenth Supplemental Indenture and the Registration Rights Agreement, and the performance of this Agreement, the Indenture and the Registration Rights Agreement, and the issuance and sale of the Securities and compliance with the terms and provisions thereof will not result in (i) a violation of any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Guarantors or any of their properties, (ii) a breach or violation of any of the terms or provisions of, or constitute a default under any agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound or to which any of the properties or assets of the Company or any Guarantor is subject, which breach or violation has not been waived, or (iii) any violation of the provisions of the limited partnership agreement or certificate of formation of the Company, SPLNG, CTPL or the provisions of the limited liability company agreement or certificate of formation of the General Partner, Cheniere Energy Investments, SPLNG GP, Sabine Pass Tug Services or CTPL GP (collectively, the “Organizational Documents”), except, in the case of clauses (i) and (ii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) The Company and/or its applicable subsidiary has good and indefeasible title to all real property and good title to all personal property described in the General Disclosure Package as owned by the Company or such subsidiary, in the case of real or personal property owned by the Company free and clear of all Liens other than Indenture Permitted Liens, in each case, except (i) as described, and subject to limitations contained, in the General Disclosure Package or (ii) as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the General Disclosure Package; with respect to any real property and buildings held under lease by the Company and/or its applicable subsidiary, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Company and/or its subsidiaries as they have been used in the past as described in the General Disclosure Package and are proposed to be used in the future as described in the General Disclosure Package; provided, however, that with respect to such leases, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies and by general equity principles.

(o) Except as disclosed in or contemplated by the General Disclosure Package, the Company and/or its applicable subsidiary possess all permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (collectively, “Governmental Licenses”) necessary to conduct the business associated with their assets in their current stage of development, except where the failure to so possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and neither the Company nor its subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses currently held by them that, if determined adversely to the Company or its subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Except as disclosed in or contemplated by the General Disclosure Package, the Company and/or its applicable subsidiary possess all Governmental Licenses that are required to develop and operate Trains 1 through 6 of the Liquefaction Project, the Creole Trail Pipeline and the Sabine Pass LNG terminal (as such terms are defined in the General Disclosure Package) for their business as described in the General Disclosure Package, except (i) those expected by the Company and/or its subsidiaries to be obtained in the ordinary course by the time they are necessary or (ii) where the failure to so possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(q) No material labor dispute with the employees of the Company or its subsidiaries exists or, to the knowledge of the Company and the Guarantors, is imminent, that would reasonably be expected to have a Material Adverse Effect.

(r) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and/or its applicable subsidiary owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business of the Company and its subsidiaries, and (ii) the Company and its subsidiaries have not received any notice and are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests in the Company and its subsidiaries.

(s) Except as disclosed in or contemplated by the General Disclosure Package, the Company and its subsidiaries (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the prevention of pollution, the protection of the environment or human health or safety relating to Hazardous Materials (as defined below), or imposing liability or standards of conduct concerning any Hazardous Materials (“Environmental Laws”) and have been in compliance with such Environmental Laws within any applicable statute of limitation period, (ii) have received all permits, licenses, approvals or other authorizations required of them under applicable Environmental Laws (“Environmental Permits”) to conduct their business as presently conducted, (iii) are in compliance with all terms and conditions of any such Environmental Permits, (iv) do not have any liability in connection with the Release (as defined below) into the environment of any Hazardous Material, (v) have not received any written communication from a governmental authority that alleges that they are in violation of, or liable under, any Environmental Law, (vi) have not received any written communication from any other third party that alleges that they are in violation of, or liable under, any Environmental Law, (vii) have not received written notice from any governmental authority that they are subject to any investigation with respect to any potential violation of or liability under or pursuant to Environmental Laws, (viii) are not subject to any order, judgment or decree with respect to liability pursuant to Environmental Laws or in connection with Hazardous Materials, except in the case of each of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) as would not, individually or in the aggregate, have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law or which can give rise to liability under any Environmental Law. The term “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment.

(t) The Company, its subsidiaries and each of their ERISA Affiliates (as defined below) are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company, its subsidiaries or any of their ERISA Affiliates would have any liability, excluding any reportable event for which a waiver could apply; no “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated as of the date hereof, would have any “amount of unfunded benefit liabilities” (as defined under ERISA); neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412, 430, 4971 or 4975 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company, its subsidiaries or any of their ERISA Affiliates would have any liability that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification. “ERISA Affiliate” means, with respect to the Company and its subsidiaries, any member of any group of organizations described in Section 414 of the Code of which the Company or its subsidiaries is a member.

(u) Except as disclosed in or contemplated by the General Disclosure Package, there is no (i) action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Company and the Guarantors, threatened, to which the Company or its subsidiaries may be a party or to which their business or property is or may be subject, (ii) statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency with respect to the Company or its subsidiaries or (iii) injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction, to which the Company or its subsidiaries are or may be subject, that, in the case of clauses (i), (ii) and (iii) above, would, individually or in the aggregate, (A) reasonably be expected to have a Material Adverse Effect, (B) prevent or result in the suspension of the offering of the Securities or (C) in any manner draw into question the validity of this Agreement or the Securities.

(v) The financial statements and the related notes thereto included or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum present fairly in all material respects the financial position of the Company (on a consolidated basis with its subsidiaries) as of the dates shown and its results of operations and cash flows for the periods shown, and, except as otherwise disclosed in or contemplated by the General Disclosure Package and the Final Offering Memorandum, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis. The statistical and market related data included or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate in all material respects. The interactive data in eXtensible Business Reporting Language incorporated by reference in the General Disclosure Package and the Final Offering Memorandum fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(w) Since the date of the most recent financial statements of the Company and its subsidiaries included or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, (i) there has not been any change in the General Partner Interest, the general and limited partnership interest, limited liability company interest or units of the General Partner, the Company or its subsidiaries, or any distribution of any kind declared, set aside for payment, paid or made by the General Partner, Company or its subsidiaries on any general or limited partnership interest, limited liability company interest or units, that would reasonably be expected to result in a Material Adverse Effect, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the financial condition, business, properties or results of operations of the Company and its subsidiaries, taken as a whole; (ii) the Company and its subsidiaries have not entered into any definitive agreement outside of the ordinary course of business that is material to the Company and its subsidiaries, taken as a whole, or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries, taken as a whole; and (iii) the Company and its subsidiaries have not sustained any loss or interference with their business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority that is material to the Company and its subsidiaries, taken as a whole, except in the case of each of clauses (i), (ii) and (iii) as otherwise disclosed in or contemplated by the General Disclosure Package and the Final Offering Memorandum.

(x) Neither the Company nor any Guarantor is, or after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the General Disclosure Package, will be, an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(y) No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

(z) Neither the Company nor any Guarantor has taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(aa) Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4 hereof and the Purchasers’ compliance with their agreements set forth herein, (i) the offer and sale of the Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof (and Regulation D thereunder), and by Rule 144A (“Rule 144A”) or Regulation S thereunder (“Regulation S”); and (ii) in connection with the offer and sale of the Securities, it is not necessary to qualify the Indenture under the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(bb) Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, “Affiliates”) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act. None of the Company nor any of its Affiliates, nor any person acting on their behalf (other than the Purchasers, as to whom the Company and the Guarantors make no representation) (i) has, within the six-month period prior to the date hereof, solicited offers for, or offered or sold, in the United States (as such term is defined in Regulation S) or to any U.S. Person (as such term is defined in Regulation S, a “U.S. Person”), the Securities or any security of the same class or series as the Securities, or (ii) has offered, or will offer or sell, the Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. The Company, its Affiliates and any person acting on their behalf (other than the Purchasers, as to whom the Company and the Guarantors make no representation) have complied and will comply with the offering restrictions requirement of Regulation S. The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Securities except for this Agreement.

(cc) Each of the Company, the Guarantors and their respective Affiliates and all persons acting on their behalf (other than the Purchasers, as to whom the Company and the Guarantors make no representation) have complied in all material respects with and will comply in all material respects with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the General Disclosure Package will contain the disclosure required by Rule 902.

(dd) On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act, and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(ee) The Company and its subsidiaries and their respective boards of directors or managers are in compliance in all material respects with the applicable effective provisions of the Sarbanes-Oxley Act of 2002, as amended. The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by their principal executive officers and principal financial officers, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Since the date of the latest audited consolidated balance sheets of the Company included or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, (i) the Company has not become aware of any material weaknesses in its internal control over financial reporting and (ii) there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company in the reports that it submits or files under the Exchange Act are made known to the Company’s management to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 under the Exchange Act.

(ff) Except as disclosed in or contemplated by the General Disclosure Package, the Company and its subsidiaries are not (i) in violation of their Organizational Documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or its subsidiaries are a party or by which the Company or its subsidiaries are bound or to which any of the property or assets of the Company or its subsidiaries are subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court, arbitrator or governmental or regulatory authority having jurisdiction over the Company, its subsidiaries or any of their properties, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The General Partner is not in violation of its Organizational Documents.

(gg) Except as expressly provided by the Registration Rights Agreement and as otherwise disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company, the Guarantors and any person granting such person the right to require the Company or the Guarantors to file a registration statement under the Securities Act with respect to any securities of the Company or the Guarantors or to require the Company or the Guarantors to include such securities with the Securities registered pursuant to any registration statement.

(hh) Neither the issuance or sale of the Securities, nor the application of the proceeds thereof by the Company as described in the General Disclosure Package, will violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(ii) The sale of the Securities pursuant to Regulation S is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(jj) Neither the Company nor the Guarantors are classified as an association (or publicly traded partnership) taxable as a corporation for United States federal income tax purposes.

(kk) The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which they are engaged, and all such insurance is in full force and effect.

(ll) KPMG LLP, who has certified certain financial statements of the Company and delivered its report with respect to the audited financial statements for each of the years in the three-year period ended December 31, 2024, incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, is an independent registered public accounting firm with respect to the Company in accordance with the rules and regulations of the Commission and the Public Company Accounting Oversight Board.

(mm) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with, in each case to the extent applicable, the financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the anti-money laundering statutes of all jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company and the Guarantors, threatened.

(nn) (A) None of the Company, its subsidiaries, nor any director, officer or employee thereof, or to the knowledge of the Company and the Guarantors, any agent or affiliate thereof, is an individual or entity (“Person”) that is currently:

(i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State (collectively, “Sanctions”), or

(ii) located, organized or resident in a country or territory that is currently the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea and the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine).

(B) The Company represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person that is, at the time of such transaction:

(i) the subject of any Sanctions, or

(ii) located, organized or resident in a country or territory that is the subject of Sanctions.

(oo) (A) None of the Company or its subsidiaries or affiliates, or any director, officer or employee thereof, or to the Company’s and the Guarantors’ knowledge, any agent of the Company or of any of such agent’s subsidiaries or Affiliates acting on behalf of the Company or its subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any person holding a legislative, administrative or judicial office, or any political party or party official or candidate for political office) to influence official action, including the failure to perform an official function, or secure an improper advantage in violation of applicable anti-corruption laws;

(B) the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein;

(C) neither the Company nor its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws; and

(D) there are no pending or, to the knowledge of the Company and the Guarantors, threatened, legal proceedings, or, to the knowledge of the Company and the Guarantors, any investigations by any governmental entity, with respect to violation of any anti-corruption laws, relating to the business of the Company or any of its subsidiaries.

(pp) Except as disclosed in or contemplated by the General Disclosure Package (i) to the Company’s and the Guarantors’ knowledge, there has been no material security breach or incident, unauthorized access or disclosure, or other material compromise relating to the Company’s and its subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”), except for those that have been remedied without material cost or liability; (ii) neither the Company nor its subsidiaries have been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; and (iii) the Company and its subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices or as required by applicable regulatory standards. Except as disclosed in or contemplated by the General Disclosure Package, the Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

3. Purchase, Sale and Delivery of Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company and each Guarantor agrees to sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company and the Guarantors on the Closing Date, at a purchase price of 99.34638% of the principal amount of the Securities, plus interest from and including July 10, 2025 to but excluding the Closing Date, the respective principal amounts of the Securities set forth opposite the names of the several Purchasers in Schedule A hereto.

The Company will deliver against payment of the purchase price the Securities to be offered and sold by the Purchasers in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global securities in registered form without interest coupons (the “Regulation S Global Securities”) which will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The Company will deliver against payment of the purchase price the Securities to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser in reliance on Rule 144A (the “144A Securities”) in the form of one or more permanent global securities in definitive form without interest coupons (the “Restricted Global Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the General Disclosure Package and the Final Offering Memorandum. Until the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Securities, interests in the Regulation S Global Securities may only be held by the DTC participants for the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Interests in any permanent global securities will be held only in book-entry form through Euroclear, Clearstream, Luxembourg or DTC, as the case may be, except in the limited circumstances described in the General Disclosure Package and the Final Offering Memorandum.

Payment for the Regulation S Securities and the 144A Securities shall be made by the Purchasers in federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company at the office of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 9:00 a.m. (Eastern time), on July 10, 2025, or at such other time not later than five (5) full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “Closing Date,” against delivery to the Trustee as custodian for DTC of (i) the Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Securities representing all of the 144A Securities. The Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the above office of Skadden, Arps, Slate, Meagher & Flom LLP not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date.

4. Representations by Purchasers; Resale by Purchasers.

(a) Each Purchaser severally represents and warrants to the Company that it will offer the Securities for sale upon the terms and conditions set forth in this Agreement and in the General Disclosure Package (“Exempt Resales”). Each of the Purchasers severally represents and warrants to, and agrees with, the Company, on the basis of the representations, warranties and agreements of the Company and the Guarantors, that such Purchaser: (i) is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”) with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Securities; (ii) is purchasing the Securities pursuant to a private sale exempt from registration under the Securities Act; and (iii) in connection with the Exempt Resales, will solicit offers to buy the Securities only from, and will offer to sell the Securities only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the General Disclosure Package. “Eligible Purchasers” as used herein, shall refer to (i) persons whom such Purchaser reasonably believes to be QIBs and (ii) Non-U.S. Persons in offshore transactions in reliance on Regulation S.

(b) Each Purchaser severally acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has offered and sold the Securities, and will offer and sell the Securities, (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of the Securities Act or Rule 144A. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Securities, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this subsection (b) have the meanings given to them by Regulation S.

(c) Each Purchaser severally agrees that it and each of its affiliates have not entered and will not enter into any contractual arrangement with respect to the distribution of the Securities except for any such arrangements with the other Purchasers or affiliates of it or the other Purchasers or with the prior written consent of the Company.

(d) Each Purchaser severally agrees that it and each of its affiliates will not offer or sell the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, or that it otherwise has taken or will take reasonable steps to ensure that each purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A.

(e) Each Purchaser represents and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Securities to any EEA retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “EEA retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities.

(f) Each Purchaser represents and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Securities to any UK retail investor in the United Kingdom. For the purposes of this provision:

(i) the expression “UK retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or

(B) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(C) not a qualified investor as defined in Article 2 Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities.

(g) Each Purchaser severally represents, warrants and agrees as follows:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company or the Guarantors; and

(ii) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

5. Certain Agreements of the Company. The Company and the Guarantors, jointly and severally, agree with the Purchasers that:

(a) The Company will promptly advise the Representatives of any proposal to amend or supplement the Preliminary Offering Memorandum, the Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material and will not effect such amendment or supplement without the Representatives’ consent, such consent not to be unreasonably withheld. The Company will timely file all reports required to be filed by the Company pursuant to Section 13(a), 13(c) and 15(d) of the Exchange Act for so long as deliveries of an offering memorandum are being made by the Purchasers in connection with the offering or sale of the Securities. If, at any time prior to the completion of the resale of the Securities by the Purchasers, there occurs an event or development as a result of which any document included in the Preliminary Offering Memorandum or the Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material, if republished immediately following such event or development, included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is otherwise necessary to amend or supplement any such document in order to comply with applicable law, the Company promptly will notify the Representatives of such event and promptly will prepare and furnish, at its own expense, to the Purchasers and the dealers and to any other dealers at the request of the Representatives, an amendment or supplement which will correct such statement or omission, or so that such document will comply with applicable law. Neither the Representatives’ consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6. The third sentence of this subsection does not apply to statements in or omissions from any document in the Preliminary Offering Memorandum or the Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material made in reliance upon and in conformity with written information furnished to the Company by the Purchasers specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(b) The Company will furnish to the Representatives copies of the Preliminary Offering Memorandum, each other document comprising a part of the General Disclosure Package, the Final Offering Memorandum, all

amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as the Representatives reasonably request. At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish or cause to be furnished to the Representatives and, upon request, to each of the other Purchasers and, upon request of holders and prospective purchasers of the Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Securities. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.

(c) The Company will arrange for the qualification of the Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Representatives designate and will continue such qualifications in effect so long as required for the resale of the Securities by the Purchasers, provided that the Company will not be required to qualify as a foreign limited partnership or to file a general consent to service of process in any such jurisdiction or to take any action that would subject itself to taxation based on income or revenues in any such jurisdiction where it is not currently subject to taxation.

(d) During the period of one year after the Closing Date, the Company will furnish to the Representatives and, upon request, to each of the other Purchasers, as soon as practicable after the end of each fiscal year, a copy of the Company’s annual report for such year; and the Company will furnish to the Representatives and, upon request, to each of the other Purchasers as soon as available, a copy of each report and any definitive proxy statement of the Company and of any Guarantor that is a reporting company filed with the Commission under the Exchange Act or mailed to unitholders. However, so long as the Company timely files reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system as if the Company were subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act, it is not required to furnish such reports or statements to the Purchasers.

(e) During the period of one year after the Closing Date, the Company will, upon reasonable request, furnish to the Representatives, each of the other Purchasers and any holder of Securities a copy of the restrictions on transfer applicable to the Securities.

(f) During the period of one year after the Closing Date, the Company will not, and will not permit any of its Affiliates to, resell any of the Securities that have been reacquired by any of them. Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of (i) the sale of the Securities by the Company and the Guarantors to the Purchasers, (ii) the resale of the Securities by the Purchasers to any subsequent purchasers or (iii) the resale of the Securities by such subsequent purchasers to others.

(g) None of the Company, the Guarantors, or their respective Affiliates, or any person acting on their behalf (other than any Purchaser, as to whom the Company and the Guarantors make no representations) will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Securities in the United States or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or engage in any directed selling efforts (as that term is defined in Regulation S) in the United States with respect to the Securities, and the Company, the Guarantors and their respective Affiliates and each person acting on its or their behalf (other than the Purchasers) will comply with the offering restrictions requirement of Regulation S.

(h) The Company will cooperate with the Purchasers and use its best efforts to permit the Securities to be eligible for clearance and settlement through DTC, Euroclear and Clearstream, Luxembourg.

(i) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company will pay all expenses incidental to the performance of its obligations under this Agreement, the Indenture and the Registration Rights Agreement, including but not limited to: (i) the fees and expenses of the Trustee and any transfer agent, registrar or depositary and their professional advisers for which the Company is responsible; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Securities, including any withholding, stamp, transfer or other similar taxes in connection with the original issuance and sale of Securities, the preparation and printing of this Agreement, the Securities, the Indenture, the Registration Rights Agreement, the Preliminary Offering Memorandum, any other documents comprising any part of the General Disclosure Package, the Final Offering Memorandum, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Securities, including the fees, disbursements and expenses of the Company’s counsel, Company’s accountants and any other advisors to the Company; (iii) the cost of any advertising approved by the Company in connection with the issue of the Securities; (iv) any expenses (including reasonable fees and disbursements of counsel to the Purchasers) incurred in connection with qualification of the Securities for sale under the laws of such jurisdictions in the United States and Canada as the Representatives designate and the preparation and printing of memoranda relating thereto; (v) any fees charged by investment rating agencies for the rating of the Securities; (vi) expenses incurred in distributing the Preliminary Offering Memorandum, any other documents comprising any part of the General Disclosure Package, the Final Offering Memorandum (including any amendments and supplements thereto, including any form of electronic distribution) and any Supplemental Marketing Material to the Purchasers; (vii) all reasonable and documented out-of-pocket expenses (other than the fees, expenses and disbursements of counsel to the Purchasers) incurred by the Representatives in connection with the transactions contemplated in this Agreement; and (viii) all other reasonable and documented costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. The Company will also pay or reimburse the Representatives (to the extent incurred by them) for reasonable, documented, out-of-pocket costs and expenses of the Representatives and the Company’s officers and employees relating to investor presentations on any “road show” in connection with the offering and sale of the Securities including, without limitation, any such travel expenses of the Company’s officers and employees and any other expenses of the Company including, subject to prior approval by the Company, 50% of the cost of chartering of airplanes.

(j) The Company will use the net proceeds received in connection with the offering of the Securities in the manner described in the “Use of Proceeds” section of the General Disclosure Package.

(k) In connection with the offering of the Securities, until the Representatives shall have notified the Company of the completion of the resale of the Securities, neither the Company nor any of its Affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its Affiliates has a beneficial interest any Securities or attempt to induce any person to purchase any Securities; and neither it nor any of its Affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Securities.

(l) Until the Closing Date, the Company and the Guarantors will not, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Company or the Guarantors and having a maturity of more than one year from the date of issue or any securities convertible or exchangeable or exercisable for any such securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to Lock-Up Securities or publicly disclose the intention to take any such action (other than as contemplated by this Agreement and the Registration Rights Agreement or in connection with pre-existing obligations with respect to debt securities issued under the Base Indenture), without the prior written consent of the Representatives. The Company and the Guarantors will not at any time directly or indirectly, take any action referred to in clauses (i) through (v) above with respect to any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(a)(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Securities.

6. Free Writing Communications.

(a) The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Communication.

(b) The Company consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Securities or their offering or (B) information that describes the final terms of the Securities or their offering and that is included in the Terms Communication or is subsequently included in the Final Offering Memorandum, including by means of a pricing term sheet in the form of the Terms Communication included in Schedule C hereto, or (ii) does not contain any material information about the Company or its securities that was provided by or on behalf of the Company, it being understood and agreed that the Company shall not be responsible to any Purchaser for liability arising from any inaccuracy in such Free Writing Communications referred to in clause (i) or (ii) because it differed from the information in the Preliminary Offering Memorandum, the Final Offering Memorandum or the General Disclosure Package.

7. Conditions of the Obligations of the Purchasers. The several obligations of the Purchasers to purchase and pay for the Securities as provided herein are subject to the satisfaction or waiver, as determined by the Representatives, of the following conditions precedent:

(a) The Purchasers shall have received letters, dated (A) the date hereof, of KPMG LLP, in form and substance satisfactory to the Representatives and (B) the Closing Date, of KPMG LLP, in form and substance satisfactory to the Representatives, which letters shall each contain confirming statements and information of the type ordinarily included in “accountants’ comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the General Disclosure Package and the Final Offering Memorandum, except that the specific date referred to therein for the carrying out of procedures shall be no more than three (3) business days prior to the date of such letter.

(b) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the financial condition, results of operations, business or properties of the Company and its subsidiaries, taken as a whole, from that set forth in the General Disclosure Package provided to prospective purchasers of the Securities which, in the reasonable judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Securities in the manner contemplated in the General Disclosure Package or (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) under the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook.

(c) The representations and warranties of the Company and the Guarantors contained in this Agreement shall be true and correct on and as of the Applicable Time and on and as of the Closing Date as if made on and as of the Closing Date.

(d) The Representatives shall have received on the Closing Date an opinion and negative assurance letter of White & Case LLP, counsel for the Company, in form and substance reasonably satisfactory to the Representatives. Such opinion and letter shall be dated as of the Closing Date and rendered to the Purchasers at the request of the Company and shall so state therein.

(e) The Representatives shall have received on the Closing Date from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Purchasers, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(f) The Representatives shall have received on the Closing Date a certificate, dated the Closing Date, of an officer of the Company and each Guarantor in which such officer, to his/her knowledge after reasonable investigation, shall state to the effect set forth in Section 7(b)(ii) hereof and that the representations and warranties of the Company and each Guarantor in this Agreement were true and correct as of the Applicable Time and are true and correct as of the Closing Date, that the Company and each Guarantor has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change in the financial condition, results of operations, business or properties of the Company or the Guarantors except as set forth in the General Disclosure Package or as described in such certificate.

(g) The Company and the Guarantors shall have executed and delivered the Tenth Supplemental Indenture, in form and substance reasonably satisfactory to the Representatives, and the Representatives shall have received executed copies thereof.

(h) The Company and the Guarantors shall have executed and delivered the Registration Rights Agreement, in form and substance reasonably satisfactory to the Representatives, and the Representatives shall have received executed copies thereof.

(i) The Representatives shall have received for their own accounts all fees due and payable to the Representatives pursuant to this Agreement and all such costs and expenses for which invoices have been presented. All such amounts will be paid with proceeds of the Securities and will be reflected in the funding instructions given by the Company to the Purchasers on or before the Closing Date.

(j) The sale of the Securities shall not be enjoined (temporarily or permanently) on the Closing Date.

(k) On or before the Closing Date, the Representatives and Skadden, Arps, Slate, Meagher & Flom LLP shall have received such information, documents and letters as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request.

8. Indemnification and Contribution.

(a) Each of the Company and the Guarantors, jointly and severally, agrees to indemnify and hold harmless each Purchaser, its partners, members, directors, officers, employees, agents, Affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Securities) to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum or the Final Offering Memorandum, in each case as amended or supplemented, or any Issuer Free Writing Communication (including without limitation, any Supplemental Marketing Material), or arise out of, or are based upon, the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b) Each Purchaser, severally and not jointly, will indemnify and hold harmless each of the Company, each Guarantor and each of their respective partners, members, managers, directors and officers and each person, if any, who controls the Company or any Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), against any losses, claims, damages or liabilities or actions in respect thereof, to which such Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)

arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum or the Final Offering Memorandum, in each case as amended or supplemented, or any Issuer Free Writing Communication or arise out of, or are based upon, the omission or the alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser specifically for use therein; and, subject to the limitation set forth in the immediately preceding clause, will reimburse any legal or other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability or action in respect thereof, as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary Offering Memorandum and the Final Offering Memorandum: the names of the Purchasers on the cover page and under the heading “Plan of Distribution;” the information in (i) the first sentence of the third paragraph; (ii) the first, second, third, fourth, fifth and eighth sentences of the seventh paragraph; (iii) the fifth sentence of the eighth paragraph; (iv) the third, eighth and ninth sentences of the ninth paragraph; and (v) the first sentence of the twelfth paragraph, under the heading “Plan of Distribution;” provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s or the Guarantors’ failure to perform their obligations under Section 5(a) of this Agreement.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action or proceeding (including a governmental investigation), such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, the Representatives shall have the right to retain counsel to represent jointly the Purchasers, but the fees and expenses of such counsel shall be at the expense of such Purchasers unless (i) the Company and the Purchasers shall have mutually agreed to the retention of such counsel, (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Purchasers, (iii) the Purchasers shall have reasonably concluded and have been advised by counsel that there may be legal defenses available to them that are different from or in addition to those available to the Company, or (iv) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Purchasers and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Representatives, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). No indemnifying party shall, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Securities or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Guarantors from the sale of the Securities, on the one hand, bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement, on the other hand. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding any other provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue statement or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

(e) The obligations of the Company and the Guarantors under this Section shall be in addition to any liability which the Company and the Guarantors may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of the Purchasers under this Section shall be in addition to any liability which the Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company or the Guarantors within the meaning of the Securities Act or the Exchange Act.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations and warranties of the Company and the Guarantors contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Party or any Purchaser Indemnified Party and (iii) acceptance of and payment for any of the Securities.

9. Termination. The Representatives may terminate this Agreement by notice given by the Representatives to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, the New York Stock Exchange, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over the counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by federal or New York State authorities or (v) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency such that, in each case, in the reasonable judgment of the Representatives, makes it impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the General Disclosure Package or the Final Offering Memorandum.

10. Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase Securities hereunder on the Closing Date, and the aggregate principal amount of the Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of the Securities, the Representatives may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Purchasers, but if no such arrangements are made by such Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities that such defaulting Purchasers agreed but failed to purchase on the Closing Date. If any Purchaser or Purchasers so default and the aggregate principal amount of Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Securities that Purchasers are required to purchase on the Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 11. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.

11. Survival of Certain Representations and Obligations. The indemnities, agreements, representations, warranties and other statements of the Company and the Guarantors or their officers and of the Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If the Company shall, in its sole discretion, fail or refuse to sell the Securities to the Purchasers, the Company will reimburse the Representatives for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by them pursuant to the terms of this Agreement in connection with the offering of the Securities.

12. Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or telecopied and confirmed to the Representatives, c/o:

Morgan Stanley & Co. LLC

1585 Broadway, 29th Floor

New York, New York 10036

Attention: Investment Banking Division

Phone: (212) 761-6691

Facsimile: (212) 507-8999

RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, New York 10281

Attn: DCM Transaction Management/Scott Primrose

Telephone: (212) 618-7706

Email: TMGUS@rbccm.com

CIBC World Markets Corp.

300 Madison Avenue, 8th Floor

Attn: Execution Management

New York, New York 10017

HSBC Securities (USA) Inc.

Attn: DCM Legal Americas

66 Hudson Boulevard

New York, New York 10001

Fax: (646) 366-3229

Email: tmg.americas@us.hsbc.com

Santander US Capital Markets LLC

437 Madison Avenue

New York, New York 10022

DCMAmericas@Santander.us

Fax: (212) 407-0930

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Transaction Management

Email: tmgcapitalmarkets@wellsfargo.com

or, if sent to the Company, will be mailed, delivered or telecopied and confirmed to it at:

Cheniere Energy Partners, L.P.

845 Texas Avenue, Suite 1250

Houston, Texas 77002

Attention: Chief Financial Officer

provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, delivered or telecopied and confirmed to such Purchaser.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and any Indemnified Party and any Purchaser Indemnified Party, and no other person will have any right or obligation hereunder, except that holders of the Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.

14. Representation of Purchasers. The Representatives will act for the several Purchasers in connection with the transaction contemplated by this Agreement, and any action under this Agreement taken by the Representatives will be binding upon all the Purchasers.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. The parties agree to electronic contracting and signatures with respect to this Agreement. Delivery of an electronic signature to, or a signed copy of, this Agreement by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

16. Absence of Fiduciary Relationship. The Company and the Guarantors acknowledge and agree that:

(a) The Purchasers have been retained solely to act as initial purchasers in connection with the initial purchase, offering and resale of the Securities and that no fiduciary, advisory or agency relationship between the Company, the Guarantors and the Purchasers has been created in respect of any of the transactions contemplated by this Agreement or the Preliminary Offering Memorandum or the Final Offering Memorandum, irrespective of whether the Purchasers have advised or are advising the Company or the Guarantors on other matters;

(b) The purchase price of the Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Purchasers and the Company, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) The Company and the Guarantors have been advised that the Purchasers and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Guarantors and that the Purchasers have no obligation to disclose such interests and transactions to the Company and the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d) The Company and the Guarantors waive, to the fullest extent permitted by law, any claims they may have against the Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty arising out of the transactions contemplated by this Agreement and agree that the Purchasers shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting such fiduciary duty claim on behalf of or in right of the Company and the Guarantors, including stockholders, employees or creditors of the Company and the Guarantors.

17. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

18. Entire Agreement. This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company, the Guarantors and the Purchasers with respect to the preparation of the Preliminary Offering Memorandum, the General Disclosure Package, the Final Offering Memorandum, the conduct of the offering, and the purchase and sale of the Securities. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Guarantors and the Purchasers, or any of them, with respect to the subject matter hereof.

19. Applicable Law. This Agreement and any claim, controversy or dispute occurring under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

20. Submission to Jurisdiction. The Company and the Guarantors hereby submit to the exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

21. Contractual Recognition of EEA Bail-in Regime. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements or understanding between any Purchaser, the Company and Guarantors, the Company and Guarantors acknowledge and accept that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of a Purchaser to the Company and Guarantors under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Purchasers or another person (and the issue to or conferral on the Company and the Guarantors of such shares, securities or obligations);

(iii) the cancellation of the BRRD Liability;

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b) the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” means a liability in respect of which the relevant Write-Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Purchasers.

22. Contractual Recognition of UK Bail-in Regime. Notwithstanding and to the exclusion of any other terms of this Agreement or any other agreements, arrangements or understanding between any Purchaser, the Company and the Guarantors, the Company and the Guarantors acknowledge and accept that a UK Bail-in Liability arising under this Agreement may be subject to the exercise of UK Bail-in Powers by the relevant UK resolution authority, and acknowledge, accept and agree to be bound by:

(a) the effect of the exercise of UK Bail-in Powers by the relevant UK resolution authority in relation to any UK Bail-in Liability of a Purchaser to the Company and the Guarantors under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of the Purchasers or another person, and the issue to or conferral on the Company or the Guarantors of such shares, securities or obligations;

(iii) the cancellation of the UK Bail-in Liability;

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(b) the variation of the terms of this Agreement, as deemed necessary by the relevant UK resolution authority, to give effect to the exercise of UK Bail-in Powers by the relevant UK resolution authority.

“UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised.

“UK Bail-in Powers” means the powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

23. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Purchaser that is a Covered Entity or a BHC Act Affiliate of such Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 23:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

24. Recognition of the Financial Services and Markets (Resolution of Financial Institutions) Regulations 2024. Notwithstanding anything to the contrary in, and to the exclusion of any other term or condition of, this Agreement or any other agreement, arrangement, or understanding, each party to this Agreement agrees, in accordance with Regulation 33 of the FSM Regulations, to be bound by:

(a) Section 92 of the FSM Act; and

(b) any suspension of the exercise of any termination right in this Agreement made by the MAS under Section 93 of the FSM Act,

in relation to the qualifying pertinent financial institution or its subsidiary relating to this Agreement to the extent required by and in accordance with the FSM Regulations.

As used in this Section 24:

“FSM Act” shall mean the Financial Services and Markets Act 2022 of Singapore;

“FSM Regulations” shall mean the Financial Services and Markets (Resolution of Financial Institutions) Regulations 2024 of Singapore;

“MAS” shall mean the Monetary Authority of Singapore;

“qualifying pertinent financial institution” means a bank that is incorporated in Singapore and to which a direction is issued under Section 52(1) of the FSM Act; and

“termination right” shall have the meaning set out in Section 91 of the FSM Act

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company, the Guarantors and the several Purchasers in accordance with its terms.

Very truly yours, CHENIERE ENERGY PARTNERS, L.P.

By its general partner, CHENIERE ENERGY PARTNERS GP, LLC

/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

CHENIERE ENERGY INVESTMENTS, LLC

/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

SABINE PASS LNG-GP, LLC

/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

SABINE PASS LNG, L.P.

By its general partner, SABINE PASS LNG-GP, LLC

/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

[Signature Page to Purchase Agreement]

SABINE PASS TUG SERVICES, LLC

/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

CHENIERE PIPELINE GP INTERESTS, LLC

/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

CHENIERE CREOLE TRAIL PIPELINE, L.P.

/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

[Signature Page to Purchase Agreement]

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

MORGAN STANLEY & CO. LLC for itself and as Representative of the several Purchasers

/s/ Yiming Hu
Name: Yiming Hu
Title: Vice President

RBC CAPITAL MARKETS, LLC for itself and as Representative of the several Purchasers

/s/ John M. Sconzo
Name: John M. Sconzo
Title: Managing Director

CIBC WORLD MARKETS CORP. for itself and as Representative of the several Purchasers

/s/ Michael Kim
Name: Michael Kim
Title: Managing Director

HSBC SECURITIES (USA) INC. for itself and as Representative of the several Purchasers

/s/ Patrice Altongy
Name: Patrice Altongy
Title: Managing Director

[Signature Page to Purchase Agreement]

SANTANDER US CAPITAL MARKETS LLC for itself and as Representative of the several Purchasers

/s/ Richard Zobkiw
Name: Richard Zobkiw
Title: Executive Director

WELLS FARGO SECURITIES, LLC for itself and as Representative of the several Purchasers

/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Managing Director

[Signature Page to Purchase Agreement]

SCHEDULE A

Initial Purchasers

Purchaser	Principal Amount of Notes
Morgan Stanley & Co. LLC	$40,000,000
RBC Capital Markets, LLC	$40,000,000
CIBC World Markets Corp.	$40,000,000
HSBC Securities (USA) Inc.	$40,000,000
Santander US Capital Markets LLC	$40,000,000
Wells Fargo Securities, LLC	$40,000,000
BBVA Securities Inc.	$40,000,000
BofA Securities, Inc.	$40,000,000
Citigroup Global Markets Inc.	$40,000,000
Credit Agricole Securities (USA) Inc.	$40,000,000
DBS Bank Ltd.	$40,000,000
Goldman Sachs & Co. LLC	$40,000,000
ICBC Standard Bank Plc	$40,000,000
ING Financial Markets LLC	$40,000,000
Intesa Sanpaolo IMI Securities Corp.	$40,000,000
J.P. Morgan Securities LLC	$40,000,000
Loop Capital Markets LLC	$40,000,000
Mizuho Securities USA LLC	$40,000,000
MUFG Securities Americas Inc.	$40,000,000
Natixis Securities Americas LLC	$40,000,000
Scotia Capital (USA) Inc.	$40,000,000
SG Americas Securities, LLC	$40,000,000
SMBC Nikko Securities America, Inc.	$40,000,000
Standard Chartered Bank	$40,000,000
Truist Securities, Inc.	$40,000,000

Total	$1,000,000,000

SCHEDULE B

Issuer Free Writing Communications (included in the General Disclosure Package)

1.	Final term sheet, dated June 25, 2025, a copy of which is attached hereto as Schedule C.

SCHEDULE C

June 25, 2025

CHENIERE ENERGY PARTNERS, L.P.

U.S. $1,000,000,000 5.550% Senior Notes due 2035

PRICING TERM SHEET

This term sheet to the preliminary offering memorandum, dated June 25, 2025 of Cheniere Energy Partners, L.P. (the “Preliminary Offering Memorandum”), should be read together with the Preliminary Offering Memorandum before making a decision in connection with an investment in the notes. The information in this term sheet supersedes the information in the Preliminary Offering Memorandum to the extent that it is inconsistent therewith. Capitalized terms not defined but otherwise used herein shall have the meanings set forth in the Preliminary Offering Memorandum.

Issuer:	Cheniere Energy Partners, L.P. (the “Issuer”)

Legal Format:	144A and Regulation S with registration rights

Issue:	5.550% Senior Notes due 2035 (the “Notes”)

Offering Size:	$1,000,000,000 in aggregate principal amount

Maturity:	October 30, 2035

Coupon (Interest Rate):	5.550%

Benchmark Treasury:	UST 4.250% due May 15, 2035

Benchmark Treasury Price and Yield:	99-19 and 4.300%

Spread to Benchmark Treasury:	+128 basis points

Yield to Maturity:	5.580%

Price to Public:	99.731% of principal amount, plus accrued interest, if any, from July 10, 2025

Interest Payment Dates:	April 30 and October 30 of each year, commencing April 30, 2026

Record Dates:	April 15 and October 15

Trade Date:	June 25, 2025

Settlement Date:	July 10, 2025 (T +10)

Optional Redemption:	Make-whole call at T+20 bps prior to April 30, 2035 (six months prior to maturity date), then par.

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Governing Law of the Notes:	New York

Expected Ratings*:	S&P: BBB/Stable Moody’s: Baa2/Stable Fitch: BBB/Stable

Joint Book-Running Managers:	Morgan Stanley & Co. LLC RBC Capital Markets, LLC CIBC World Markets Corp. HSBC Securities (USA) Inc. Santander US Capital Markets LLC Wells Fargo Securities, LLC

Joint Book-Runners:

BBVA Securities Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

DBS Bank Ltd.

Goldman Sachs & Co. LLC

ICBC Standard Bank Plc

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

J.P. Morgan Securities LLC

Loop Capital Markets LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

Truist Securities, Inc.

144A CUSIP/ISIN:	16411Q AV3 / US16411Q AV32
Reg S CUSIP/ISIN:	U16353 AJ0 / USU16353 AJ01

* Note: These expected securities ratings have been provided by Moody’s Investors Service, Inc., Standard & Poor’s Rating Services and Fitch Ratings, Inc. None of these ratings are a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating. No report of any rating agency is incorporated by reference herein.

The information in this term sheet supplements the Issuer’s Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. This term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold (i) to persons that are reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A thereunder, and (ii) to persons outside the United States in accordance with Regulation S under the Securities Act.

It is expected that delivery of the Notes will be made to investors on or about the tenth business day following the time of sale (“T+10”). Under Rule 15c6-1(a) of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to the business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on such dates should consult their own advisors.

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Notes or the offering. This communication does not constitute an offer to sell or the solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

SCHEDULE D

SUPPLEMENTAL MARKETING MATERIAL

1.	Net Roadshow dated as of June 25, 2025.